JAB Beech Completes Acquisition of Krispy Kreme

WINSTON-SALEM, N.C.--(July 27, 2016) – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (“Krispy Kreme” or the “Company”) and JAB Beech Inc. (“JAB Beech”), an indirect controlled subsidiary of JAB Holding Company (“JAB”), today announced the successful completion of the acquisition of Krispy Kreme by JAB Beech. The acquisition was announced on May 9, 2016, and the transaction closed and became effective today following the vote by shareholders of the Company to approve the deal at a special shareholder meeting earlier in the day.

Under the terms of the transaction, Company shareholders will receive $21 per share in cash for each share they own. As a result of the completion of the acquisition, Krispy Kreme’s common stock will cease trading as of today on the New York Stock Exchange.

About Krispy Kreme

Krispy Kreme is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 1,100 Krispy Kreme shops in more than 26 countries around the world. Connect with the Krispy Kreme brand at www.krispykreme.com.

About JAB

JAB Holding Company is a privately held group focused on long-term investments in companies with premium brands, attractive growth and strong margin dynamics in the Consumer Goods category. The group's portfolio includes controlling stakes in Keurig Green Mountain, a leader in single-serve coffee and beverage technologies, Jacobs Douwe Egberts (JDE), the largest pure-play FMCG coffee company in the world, Coty Inc., a global leader in beauty, and in luxury goods companies including Jimmy Choo, Bally and Belstaff. JAB also has controlling stakes in Peet's Coffee & Tea, a premier specialty coffee and tea company, Caribou Coffee Company, a specialty retailer of high-quality premium coffee products, Einstein Noah Restaurant Group, Inc., a leading company in the quick-casual segment of the restaurant industry, and in Espresso House, the largest branded coffee shop chain in Scandinavia. JAB also owns a minority stake in Reckitt Benckiser PLC, a global leader in health, hygiene and home products. In July 2015, Coty announced it had reached a definitive agreement to purchase some of Procter & Gamble's beauty brands to create one of the world's largest cosmetic companies. JAB is overseen by its three Senior Partners, Peter Harf, Bart Becht (Chairman) and Olivier Goudet (CEO). For more information, please visit the company's website at: http://www.jabholco.com.

Contacts

For JAB
Abernathy MacGregor
Tom Johnson/Pat Tucker, 212-371-5999

Krispy Kreme Media
Darryl Carr, 336-726-8996

Krispy Kreme Investor Relations
Anita Booe, 336-703-6902